Albertsons Companies, Inc. Reports Second Quarter Results

Boise, ID - October 16, 2019
Albertsons Companies, Inc. (the "Company") today reported results for the second quarter of fiscal 2019, which ended September 7, 2019.
Second Quarter of Fiscal 2019 Highlights

•	Identical sales growth of 2.4%; seventh consecutive quarter of identical sales growth

•	Net income of $294.8 million compared to a net loss of $32.4 million last year

•	Adjusted EBITDA increased 3.5% to $567.6 million compared to last year

•	Own Brands sales penetration of 25.3%

•	Online home delivery and Drive Up and Go sales growth of 40%

•	Net debt leverage of 2.9x

"The strong momentum in the business continued in the second quarter," said Vivek Sankaran, President and Chief Executive Officer. "Our identical sales were positive for the seventh consecutive quarter and represented our strongest identical sales performance in over three years as we continue to elevate the shopping experience for our customers. We are focused on driving sales growth by running the best stores, growing our loyal customer base, winning in eCommerce, and enhancing our Own Brands portfolio."

"At the same time, we are making strategic investments in the business to better leverage our scale, which are improving productivity and driving cost reductions," added Sankaran.

Second Quarter of Fiscal 2019 Results
Sales and other revenue increased 1.1% to $14.2 billion during the 12 weeks ended September 7, 2019 ("second quarter of fiscal 2019") compared to $14.0 billion during the 12 weeks ended September 8, 2018 ("second quarter of fiscal 2018"). The increase was driven by the Company's 2.4% increase in identical sales, partially offset by a reduction in sales related to the stores closed since the second quarter of fiscal 2018 and lower fuel sales. The identical sales benefited from increases in Own Brands sales and the Company's 40% growth in online home delivery and Drive Up and Go sales.
Gross profit margin increased to 27.8% during the second quarter of fiscal 2019 compared to 27.2% during the second quarter of fiscal 2018. The Company's total gross profit margin benefited from higher than normal fuel margins during the second quarter of fiscal 2019. Excluding the impact of fuel, gross profit margin increased 30 basis points compared to the second quarter of fiscal 2018, primarily due to improved shrink expense and increased Own Brands penetration, partially offset by continued reimbursement rate pressures in pharmacy and higher distribution center rent expense.
Selling and administrative expenses decreased to 26.8% of sales during the second quarter of fiscal 2019 compared to 27.2% of sales for the second quarter of fiscal 2018. Excluding the impact of fuel, selling and administrative expenses as a percentage of sales decreased 60 basis points. The decrease in selling and administrative expenses was primarily attributable to lower acquisition and integration costs as the store system conversions related to the Safeway integration were completed during fiscal 2018, lower depreciation and amortization expense, partially offset by strategic investments in digital and technology initiatives, higher employee wage and benefit costs and rent expense.

Gain on property dispositions and impairment losses, net was $435.5 million during the second quarter of fiscal 2019 compared to $135.8 million during the second quarter of fiscal 2018. The increase during the second quarter of fiscal 2019 was primarily due to $463.6 million in gain related to sale-leaseback transactions partially offset by asset impairment losses.
Interest expense was $177.5 million during the second quarter of fiscal 2019 compared to $194.9 million during the second quarter of fiscal 2018. The decrease in interest expense is primarily attributable to lower average outstanding borrowings and lower average interest rates, partially offset by $33.0 million in write-off of deferred financing costs and original issue discount related to the refinancing transactions. The weighted average interest rate during the second quarter of fiscal 2019 was 6.4%, excluding amortization and write-off of deferred financing costs and original issue discount, compared to 6.6% during the second quarter of fiscal 2018.
Loss on debt extinguishment was $23.1 million during the second quarter of fiscal 2019 compared to no loss on debt extinguishment during the second quarter of fiscal 2018. The loss on debt extinguishment primarily consisted of the write-off of debt discounts associated with the repurchase of New Albertsons L.P. notes during the second quarter of fiscal 2019.
Income tax expense was $81.9 million during the second quarter of fiscal 2019 compared to income tax benefit of $11.9 million during the second quarter of fiscal 2018.
Net income was $294.8 million during the second quarter of fiscal 2019 compared to a net loss of $32.4 million during the second quarter of fiscal 2018.
Adjusted EBITDA increased 3.5% to $567.6 million, or 4.0% of sales, during the second quarter of fiscal 2019 compared to $548.6 million, or 3.9% of sales, during the second quarter of fiscal 2018. The increase in Adjusted EBITDA was primarily attributable to the Company's increase in identical sales and higher gross profit margin due in part to higher fuel margin and continued improvements in shrink expense, partially offset by strategic investments in digital and technology initiatives, higher employee wage and benefit costs and incremental rent expense from sale-leaseback transactions.

Year-To-Date Q2 2019 Results

Sales and other revenue increased 0.7% to $32.9 billion during the first 28 weeks of fiscal 2019 compared to $32.7 billion during the first 28 weeks of fiscal 2018. The increase in sales was driven by the Company's 1.9% increase in identical sales during the first 28 weeks of fiscal 2019, partially offset by a reduction in sales related to store closures.
Gross profit margin increased to 27.9% during the first 28 weeks of fiscal 2019 compared to 27.5% during the first 28 weeks of fiscal 2018. Excluding the impact of fuel, gross profit margin increased 20 basis points.
Selling and administrative expenses decreased to 26.6% of sales during the first 28 weeks of fiscal 2019 compared to 27.0% of sales during the first 28 weeks of fiscal 2018. Excluding the impact of fuel, selling and administrative expenses as a percentage of sales decreased 60 basis points.
Interest expense was $402.7 million during the first 28 weeks of fiscal 2019 compared to $449.5 million for the first 28 weeks of fiscal 2018. The decrease in interest expense primarily reflects lower average outstanding borrowings.
Adjusted EBITDA was $1,444.4 million, or 4.4% of sales, during the first 28 weeks of fiscal 2019 compared to $1,364.4 million, or 4.2% of sales, during the first 28 weeks of fiscal 2018. The increase in Adjusted EBITDA was primarily attributable to the Company's increase in identical sales and higher gross profit margin due in part to higher fuel margin and continued improvements in shrink expense, partially offset by strategic investments in digital and technology initiatives, higher employee wage and benefit costs and incremental rent expense from sale-leaseback transactions.

Liquidity, Capital Investments and Strategic Transactions
Net cash provided by operating activities was $1,084.8 million during the first 28 weeks of fiscal 2019 compared to $1,191.3 million during the first 28 weeks of fiscal 2018. The reduction in cash flow from operations compared to last year is due to changes in working capital, primarily related to accounts payable and inventory, partially offset by improvements in operating income, which includes the reduction in acquisition and integration costs. The year over year change in working capital was largely impacted by activities related to store conversions that were ongoing during the first 28 weeks of fiscal 2018.

During the first 28 weeks of fiscal 2019, the Company invested approximately $716 million in capital expenditures, which included investments in strategic technology, the completion of 99 remodel projects and the opening of seven new stores.

Also during the second quarter of fiscal 2019, the Company completed the sale and leaseback of 53 store properties and one distribution center for an aggregate purchase price, net of closing costs, of $931.3 million. In connection with the sale and leaseback transactions, the Company entered into lease agreements for each of the properties for initial terms ranging from 15 to 20 years. The aggregate initial annual rent payment for the properties will be approximately $53 million and includes 1.50% to 1.75% annual rent increases over the initial lease terms.

Financing Updates
The Company has reduced the amount of its outstanding debt by over $1.8 billion to date during fiscal 2019 and, as of the end of the second quarter of fiscal 2019, the Company's total net debt to Adjusted EBITDA ratio decreased to 2.9x.
On August 15, 2019, the Company repaid approximately $1,571 million in aggregate principal amount outstanding under its term loan facilities, along with accrued and unpaid interest and fees and expenses, using cash on hand and proceeds from the issuance of the 2028 Notes (as described below). Contemporaneously with the term loan repayment, the Company refinanced the remaining amounts outstanding with new term loan tranches that included a 25 basis point reduction in interest rates. Together, these transactions significantly reduce interest expense and extend the Company's maturity profile.
Also on August 15, 2019, the Company completed the issuance of $750.0 million of principal amount of 5.875% Senior Unsecured Notes which will mature on February 15, 2028 (the "2028 Notes"). Proceeds from the 2028 Notes were used to partially fund the term loan repayment.
Also during the second quarter of fiscal 2019, the Company repurchased approximately $253 million of New Albertsons L.P. notes at par.

About Albertsons Companies
Albertsons Companies is a leading food and drug retailer in the United States. As of September 7, 2019, the Company operated 2,262 retail food and drug stores with 1,733 pharmacies, 401 associated fuel centers, 23 dedicated distribution centers and 20 manufacturing facilities. The Company's stores predominantly operate under the banners Albertsons, Safeway, Vons, Pavilions, Randalls, Tom Thumb, Carrs, Jewel-Osco, Acme, Shaw's, Star Market, United Supermarkets, Market Street, Amigos, Haggen and United Express. Albertsons Companies is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In fiscal 2018 alone, along with the Albertsons Companies Foundation, the Company donated approximately $262 million in food and financial support. These efforts helped millions of people in the areas of hunger relief, education, cancer research and treatment, programs for people with disabilities and veterans outreach.

Forward-Looking Statements, Non-GAAP Measures and Identical Sales
This earnings report may include forward-looking statements within the meaning of the federal securities laws. Forward-looking statements contain information about future operating or financial performance. Forward-looking statements are based on the Company's current expectations and assumptions about market conditions and our future operating performance which the Company believes to be reasonable at this time. The Company's results may vary significantly from quarter to quarter, and these expectations and assumptions involve risks and uncertainties, including changes in macroeconomic conditions and the Company's industry, failure to achieve anticipated synergies and cost-savings, increased rates of food price inflation or deflation and other factors, that could cause actual results or events to be materially different from those anticipated. The Company undertakes no obligation to update or revise any such statements as a result of new information, future events or otherwise.

EBITDA and Adjusted EBITDA together with the total Net Debt to Adjusted EBITDA ratio (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income and gross profit. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing operating performance, and thereby facilitate review of its operating performance on a period-to-period basis. Other companies may have different capital structures or different lease terms, and comparability to the Company's results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes EBITDA and Adjusted EBITDA provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company also uses Adjusted EBITDA, as further adjusted for additional items defined in its debt instruments, for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an implication that its future results will be unaffected by unusual or non-recurring items.

As used in this earnings release, the term “identical sales” includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer internet sales are included in identical sales, and fuel sales are excluded from identical sales.

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	12 weeks ended		28 weeks ended
	September 7, 2019	September 8, 2018	September 7, 2019	September 8, 2018
Net sales and other revenue	$14,176.7	$14,024.1	$32,915.1	$32,677.5
Cost of sales	10,235.2	10,211.3	23,734.0	23,694.0
Gross profit	3,941.5	3,812.8	9,181.1	8,983.5

Selling and administrative expenses	3,794.6	3,817.2	8,741.2	8,834.8
Gain on property dispositions and impairment losses, net	(435.5)	(135.8)	(464.0)	(175.8)
Operating income	582.4	131.4	903.9	324.5

Interest expense, net	177.5	194.9	402.7	449.5
Loss on debt extinguishment	23.1	—	65.8	—
Other expense (income)	5.1	(19.2)	(6.0)	(60.0)
Income (loss) before income taxes	376.7	(44.3)	441.4	(65.0)

Income tax expense (benefit)	81.9	(11.9)	97.6	(14.9)
Net income (loss)	$294.8	$(32.4)	$343.8	$(50.1)

Margins
Gross profit	27.8%	27.2%	27.9%	27.5%
Selling and administrative expenses	26.8%	27.2%	26.6%	27.0%

Store data
Number of stores at end of quarter	2,262	2,291

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 7, 2019	February 23, 2019
ASSETS
Current assets
Cash and cash equivalents	$435.3	$926.1
Receivables, net	518.6	586.2
Inventories, net	4,340.3	4,332.8
Other current assets	336.4	404.9
Total current assets	5,630.6	6,250.0

Property and equipment, net	9,231.3	9,861.3
Operating lease right-of-use assets	5,831.8	—
Intangible assets, net	2,177.9	2,834.5
Goodwill	1,183.3	1,183.3
Other assets	643.6	647.5
TOTAL ASSETS	$24,698.5	$20,776.6

LIABILITIES
Current liabilities
Accounts payable	$2,946.6	$2,918.7
Accrued salaries and wages	1,107.8	1,054.7
Current maturities of long-term debt and finance lease obligations	117.1	148.8
Current maturities of operating lease obligations	537.0	—
Other current liabilities	1,021.2	1,030.5
Total current liabilities	5,729.7	5,152.7

Long-term debt and finance lease obligations	8,628.6	10,437.6
Long-term operating lease obligations	5,437.4	—
Deferred income taxes	688.1	561.4
Other long-term liabilities	1,869.2	3,174.2

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock	2.8	2.8
Additional paid-in capital	1,818.7	1,814.2
Treasury stock, at cost	(25.8)	(25.8)
Accumulated other comprehensive income	80.1	91.3
Retained earnings (accumulated deficit)	469.7	(431.8)
Total stockholders' equity	2,345.5	1,450.7
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,698.5	$20,776.6

The Company adopted ASU 2016-02, Leases (Topic 842), and related amendments as of February 24, 2019 under the modified retrospective approach and, therefore, has not revised comparative periods.

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	28 weeks ended
	September 7, 2019	September 8, 2018
Cash flows from operating activities:
Net income (loss)	$343.8	$(50.1)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on property dispositions and impairment losses, net	(464.0)	(175.8)
Depreciation and amortization	897.6	939.2
Operating lease right-of-use assets amortization	288.4	—
LIFO expense	16.3	12.9
Deferred income tax	(14.4)	(66.2)
Amortization and write-off of deferred financing costs	26.1	17.7
Loss on debt extinguishment	65.8	—
Equity-based compensation expense	17.6	25.6
Other	7.9	(29.6)
Changes in operating assets and liabilities
Receivables, net	67.4	87.4
Inventories, net	(23.8)	100.1
Accounts payable, accrued salaries and wages and other accrued liabilities	86.8	213.0
Operating lease liabilities	(267.9)	—
Other operating assets and liabilities	37.2	117.1
Net cash provided by operating activities	1,084.8	1,191.3

Cash flows from investing activities:
Payments for property, equipment and intangibles, including payments for lease buyouts	(716.3)	(631.2)
Proceeds from sale of assets	1,029.5	509.4
Other	(5.5)	33.6
Net cash provided by (used in) investing activities	307.7	(88.2)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	750.0	750.0
Payments on long-term borrowings	(2,558.4)	(780.1)
Payments of obligations under finance leases	(56.1)	(51.6)
Other	(31.0)	(32.4)
Net cash used in financing activities	(1,895.5)	(114.1)

Net (decrease) increase in cash and cash equivalents and restricted cash	(503.0)	989.0
Cash and cash equivalents and restricted cash at beginning of period	967.7	680.8
Cash and cash equivalents and restricted cash at end of period	$464.7	$1,669.8

Albertsons Companies, Inc. and Subsidiaries
Adjusted EBITDA
(in millions)

The following table is a reconciliation of Net income (loss) to Adjusted EBITDA:

	12 weeks ended		28 weeks ended
	September 7, 2019	September 8, 2018	September 7, 2019	September 8, 2018
Net income (loss)	$294.8	$(32.4)	$343.8	$(50.1)
Depreciation and amortization	381.7	402.6	897.6	939.2
Interest expense, net	177.5	194.9	402.7	449.5
Income tax expense (benefit)	81.9	(11.9)	97.6	(14.9)
EBITDA	935.9	553.2	1,741.7	1,323.7

Integration costs (1)	4.0	64.2	22.4	134.9
Acquisition-related costs (2)	3.5	44.4	11.2	57.5
Equity-based compensation expense	6.5	12.2	17.6	25.6
Loss on debt extinguishment	23.1	—	65.8	—
Gain on property dispositions and impairment losses, net (3)	(435.5)	(135.8)	(464.0)	(175.8)
LIFO expense	5.8	3.4	16.3	12.9
Other (4)	24.3	7.0	33.4	(14.4)
Adjusted EBITDA	$567.6	$548.6	$1,444.4	$1,364.4
(1) Related to activities to integrate acquired businesses, primarily the Safeway acquisition.
(2) Includes expenses related to acquisitions (including the mutually terminated merger with Rite Aid Corporation in fiscal 2018) and expenses related to management fees paid in connection with acquisition and financing activities.
(3) Primarily due to gains related to sale-leaseback transactions.
(4) Primarily includes lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, net realized and unrealized gains and losses related to non-operating investments, adjustments for unconsolidated equity investments and adjustments to contingent consideration.

The following table is the total net debt to Adjusted EBITDA ratio on a rolling four quarter 52-week basis:

	September 7, 2019	September 8, 2018
Total debt (including finance leases and excluding operating leases)	$8,745.7	$11,765.4
Cash and cash equivalents	435.3	1,661.9
Total debt net of cash	8,310.4	10,103.5

Rolling four quarters Adjusted EBITDA	$2,821.3	$2,505.4

Total net debt to Adjusted EBITDA ratio (1)	2.9	4.0
(1) Including the incremental rent expense related to the recently completed sale-leaseback transactions, the total net debt to Adjusted EBITDA ratio would have been 3.0x.

Albertsons Companies, Inc. and Subsidiaries
Adjusted EBITDA
(in millions)

The following table is a reconciliation of Net income to Adjusted EBITDA on a rolling four quarter 52-week basis:

	Rolling four quarters ended
	September 7, 2019	September 8, 2018
Net income	$525.0	$556.3
Depreciation and amortization	1,697.2	1,819.7
Interest expense, net	784.0	839.0
Income tax expense (benefit)	33.6	(911.4)
EBITDA	3,039.8	2,303.6

Integration costs (1)	73.8	217.7
Acquisition-related costs (2)	27.1	92.3
Equity-based compensation expense	39.7	53.4
Loss (gain) on debt extinguishment	74.5	(4.7)
Gain on property dispositions and impairment losses, net (3)	(453.2)	(160.4)
LIFO expense (benefit)	11.4	(7.7)
Other (4)	8.2	11.2
Adjusted EBITDA	$2,821.3	$2,505.4
(1) Related to activities to integrate acquired businesses, primarily the Safeway acquisition.
(2) Includes expenses related to acquisitions (including the mutually terminated merger with Rite Aid Corporation in fiscal 2018) and expenses related to management fees paid in connection with acquisition and financing activities.
(3) Primarily due to gains related to sale-leaseback transactions.
(4) Primarily includes lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, net realized and unrealized gains and losses related to non-operating investments, adjustments for unconsolidated equity investments and adjustments to contingent consideration.